AGREEMENT AND PLAN OF REORGANIZATION


THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of the 28th day of October, 1997 between The Hartcourt Companies, Inc., a Utah corporation ("Company"), Electronic Components and Systems, Inc., an Arizona corporation ("ECS"), Pruzin Technologies, Inc., an Arizona corporation ("PTI"), Electronic Components and Systems, Inc., a Nevada corporation ("Newco") and James Pruzin, the majority shareholder of ECS and the majority shareholder of PTI ("Shareholder").
ECS and PTI are each referred to herein as "Acquiree."

WHEREAS, Shareholder is the owner of approximately 99% of the outstanding shares of ECS, being 200 shares of Common Stock, par value $100.00, and 75% of the outstanding shares of PTI, being 75 shares of Common Stock, without par value; and

WHEREAS, Shareholder beneficially owns Anjelo, S.A. de C.V., a Mexican corporation which provides manufacturing services to ECS; and

WHEREAS, the Boards of Directors of the Company, Newco, ECS and PTI deem it advisable and in the best interests of the Company, Newco, ECS and PTI and their respective shareholders that Newco, ECS and PTI combine; and

WHEREAS, the Company is a public company required to file reports under Section 13 of the Securities Exchange Act of 1934, as amended; and

WHEREAS, the Company is the owner of all of the outstanding shares of Newco; and

WHEREAS, the Board of Directors of the Company, Newco, ECS and PTI deem it advisable that the acquisition by the Company of PTI and ECS be effected through the merger (the "Merger") of Newco, ECS and PTI pursuant to this Agreement and the Articles of Merger (as defined below); and

WHEREAS, the Company desires to acquire all of the outstanding ECS shares and the PTI shares for shares of Common Stock and Series D Preferred Stock of the Company, in a transaction that qualifies under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS, following the Merger, the Company intends to cause the shares of Newco to be listed on NASDAQ and to cause Newco to be publicly traded; and

WHEREAS, the Board of Directors of Company, Newco, ECS and PTI intend that the Merger constitute a "reorganization" under Sections 368(a)(2)(D) and 368(a)(2)(E) of the Code, and the rules and regulations of the Internal Revenue Service (the "IRS") promulgated thereunder, have approved and adopted this Agreement as a "plan of reorganization" within the meaning of Section 368 of the Code, and the rules and regulations of the IRS promulgated thereunder, and intend that the Merger be treated as a tax free merger under the Code and the rules and regulations of the IRS promulgated thereunder.

NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. Certain words and terms as used in this Agreement shall have the meanings given to them by the definitions and descriptions in this Section, and such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined below. All accounting terms not specifically defined shall be construed in accordance with generally accepted accounting principles.

"Acquiree Group" means ECS and PTI and any Subsidiary thereof.

"Affiliate" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or (ii) any trust of which such Person is the settlor. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings relative to the foregoing.

"Closing" has the definition set forth in Section 3.

"Closing  Date" means the date on which the Closing shall take place pursuant to
Section 3 of this Agreement.

"Code" means the Internal Revenue Code of 1986, as now in effect or hereafter amended, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

"Commission" means the Securities and Exchange Commission.

"Company" has the meaning set forth in the opening paragraph of this Agreement and includes, unless the context otherwise requires, its Subsidiaries.

"Company 10-KSB" has the meaning assigned to that term in Section 6.28 of this Agreement.

"Company Common Stock" means the common stock of Company, $.01 par value.

"Contractual Obligation" means for any Person any evidence of Indebtedness or any agreement or instrument under or pursuant to which any evidence of Indebtedness has been issued, or any other agreement, instrument or Guaranty, whether written or oral, to which such Person is a party or by which such Person or any of its assets or properties are bound.

"Designation" shall mean Articles of Amendment of the Articles of Incorporation of The Hartcourt Companies, Inc. Designating Series D Preferred Stock attached hereto as Exhibit 3.

"Disclosure Schedules" means those certain schedules of even date herewith delivered in response to the List of Requested Documents delivered by Company to Acquiree, consisting of a Schedule of Financial Statements, a Schedule of Capitalization, a Schedule of Subsidiaries, a Schedule of Changes, a Schedule of Personal Property, a Schedule of Real Property, a Schedule of Contracts, a Schedule of Litigation, a Schedule of Patents and Trademarks, a Schedule of Compliance, a Schedule of Consents, a Schedule of Employees, a Schedule of Enforceability, a Schedule of Transactions with Interested Persons, a Schedule of Insurance, a Schedule of Permitted Affiliate Transactions, a Schedule of Taxes, and a Schedule of Bank Accounts.

"ECS Common Stock" means the common stock, $100.00 par value, of ECS.



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"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"GAAP" means generally accredited accounting principles, consistently applied.

"Government" means the government of the United States of America, the government of any other nation, any political subdivision of the United States of America or any such other nation (including, without limitation, any state, commonwealth, territory, federal district, municipality or possession) and any department, agency, or instrumentality thereof; and "Governmental" means of, by or pertaining to, any Government.

"Guaranty" means, at any date, for any Person, all obligations of such Person guaranteeing or in effect guaranteeing any Indebtedness, Leases, dividends or other obligations of any other Person (the "primary obligor") in any manner, whether directly or indirectly; provided, however, that Guaranty does not include endorsements for collection in the ordinary course.

"Indebtedness" means all items which, in accordance with generally accepted accounting principles, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person as at the date on which Indebtedness is to be determined.

"IRS" means the Internal Revenue Service.

"Lease" means any lease or other agreement (however denominated) providing for the use by one Person of real or personal property owned by another Person (or, the entering into such a lease or agreement).

"Lien" means any mortgage, lien, charge, security interest or encumbrance of any kind upon, option to acquire, equity in, or pledge of, any property or asset, whether now owned or hereafter acquired, and includes the acquisition of, or agreement to acquire any property or asset subject to any conditional sale agreement or other title retention agreement, including a Lease on terms tantamount thereto or on terms otherwise substantially equivalent to a purchase.

"Market Price" shall mean the closing bid price of the Common Stock, averaged over the twenty (20) trading days ending on and including the second trading day prior to the Closing, as such prices are reported by the Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc., or, if the Common Stock is then traded on NASDAQ, the closing bid price as reported on NASDAQ, or on such other national exchange or market as the Company's Common Stock is then listed.

"Marks" means any trademarks, trade names, copyrights, service marks, label filings or patents.

"Material" when capitalized and used in this Agreement in relation to any Person means Material in relation to the business, financial condition, or results of operations of such Person and its Subsidiaries, if any, taken as a whole.

"Merger" has the meaning assigned to that term in Section 2 of this Agreement.

"NASDAQ" means the Automated Quotation System of the National Association of Securities Dealers, Inc.



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



"Permitted Lien" means (a) Liens for current taxes not yet due and payable, (b) such imperfections of title and easements, if any, which are not known and which are not Material in character, amount or extent and do not Materially detract from the value or interfere with the use, of the assets subject thereto or affected thereby or otherwise impair business operations, (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, workmen and Materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith and disclosed on the Schedule of Real Property or Personal Property, and (d) Liens (other than any Lien created by Section 4068 of ERISA) incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security.

"Person"  means  any  individual,   corporation,   partnership,  joint  venture,
association,   joint-stock  company,  trust,   unincorporated   organization  or
Government.

"Plan" means any employee benefit plan, as defined in ERISA, and any other plan, benefit or program of benefits or perquisites (other than a Governmental plan, benefit or program) provided to one or more employees, which is or has been established, maintained, participated in or contributed to by a Person or a predecessor or successor of a person within the meaning of Section 414 of the Code.

"PTI Common Stock" means the Common Stock, without par value, of PTI.

"Related Party" of any specified Person means any Affiliate of such Person.

"Reporting Act Documents" means the documents filed by Company with the Commission pursuant to the Exchange Act since the date their reporting obligations arose under Section 13 or 15(d) of the Exchange Act (including without limitation, each Annual Report on Form 10-KSB, Quarterly Report on Form 10-QSB, Current Report on Form 8-K and all proxy Material) and all press releases distributed or disseminated by Company.

"Requirement of Law" means, for any Person, any law, rule, judgment, regulation, order, writ, injunction or decree of any court or Government and any decision or ruling of any arbitrator to which such Person is a party or by which such Person or any of its assets or property is bound or affected or from which such Person derives benefits, including without limitation, those relating to the discharge of Materials into the environment and environmental protection, and if such Person is a corporation, its charter documents and bylaws.

"Securities Act" means the Securities Act of 1933, as amended.

"Series D Preferred Stock" means the Series D Preferred Stock of Company proposed to be issued as described in Section 3 hereof, with the rights, limitations, privileges and restrictions set forth on the Designation.

"Subsidiary" of a Person means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries.

Section 2. Merger. ECS and PTI shall merge with and into Newco pursuant to the Arizona and Nevada
General Corporation Laws (the "Merger") and in accordance with the Articles of Merger among the

Company, ECS, PTI and Newco (the "Articles of Merger"), a copy of which is attached hereto as Exhibit 2. The Merger shall be effective on the date on which the Articles of Merger, or a conformed copy thereof, in substantially the form annexed hereto as Exhibit 2, has been filed with the Secretaries of the State of Arizona and Nevada, which filing shall take place upon Closing.

Section 3. Time, Date and Place of Closing. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place as soon as practicable, but is expected to take place on or prior to October 31, 1997.

     3.1 At Closing, and pursuant to the Articles of Merger, all outstanding shares of Common Stock of ECS shall be canceled and in lieu thereof, the shareholders of ECS Common Stock shall receive: (a) 2,500,000 shares of Company Common Stock; (b) 3,169 shares of Company Series D Preferred Stock; (c) cash in the amount of $250,000.00; and, (d) a Promissory Note in the form attached at Exhibit 3.1.

     3.2 At Closing, and pursuant to the Articles of Merger, all outstanding shares of PTI Common Stock shall be canceled and in lieu thereof the shareholders of PTI Common Stock shall receive 308 shares of Series D Preferred Stock; provided, however, that in the event the 25 shares of PTI Common Stock not held by Shareholder on the date hereof (constituting 25% of the outstanding PTI Common Stock) is acquired by the Company or an Affiliate thereof, and canceled, or in the event the holder of such shares of PTI Common Stock exercises its dissenter's rights under the Arizona Business Corporation Act, the consideration for the PTI Common Stock shall be reduced to 231 shares of Series D Preferred Stock.

Section 4.  Deliveries at Closing. The following documents shall be delivered at
 Closing:

     4.1 Company shall cause its transfer agent to issue 2,500,000 shares of Company Common Stock and Company shall issue 3,400 shares of the Series D Preferred Stock, and all of such Common Stock and Series D Preferred Stock shall be delivered to Shareholder;

     4.2 Company shall deliver a check or wire transfer in the amount of $250,000 and the Note to
         Shareholder;

     4.3 Company and Newco shall cause the Designation to be filed with the Secretary of State of Nevada and the Company, Newco, ECS and PTI shall cause the Articles of Merger to be filed with the Secretaries of State of Nevada and Arizona;

     4.4 Company and Newco shall deliver to Shareholder an officer's certificate in the form attached as Exhibit 4.4, certifying, as of the date of Closing, the continued truthfulness of the Company's representations and warranties made herein;

     4.5 Company and Newco shall deliver to Shareholder an opinion of counsel, in the form attached as
         Exhibit 4.5 hereto;

     4.6 PTI, ECS and Shareholder shall deliver to Company an officer's certificate, in the form attached as Exhibit 4.6, and, in the case of Shareholder, a certificate, certifying as of the date of Closing, the continued truthfulness of the representations and warranties of Shareholder, ECS and PTI made herein;


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




     4.7 ECS and PTI shall deliver to Company the opinion of their counsel, in the form attached as Exhibit
         4.7; and

     4.8 Shareholder shall deliver the Investment Letter in the form attached as
Exhibit 4.8 to Company.

Section 5.  Representations, Warranties and Covenants of Acquirees.

Each of Shareholder, ECS and PTI represent, warrant and covenant as follows, jointly and severally:

  5.1 Organization, etc. Each member of the Acquiree Group is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each member of the Acquiree Group has the corporate power to own its properties and carry on its business as now being conducted, execute and deliver this Agreement and consummate the transactions contemplated hereby and thereby. The copies of the charter documents of each member of the Acquiree Group provided to Company shall reflect all amendments made thereto at any time prior to and as of the Closing and are correct and complete.

  5.2 Capital Stock and Related Matters. The authorized capital stock of ECS consists of 10,000 shares of common stock, par value $100.00 per share, of which 201 shares are issued and outstanding, and no shares of preferred stock are authorized, and the authorized capital stock of PTI consists of 1,000,000 shares of Common Stock, without par value, of which 100 shares are issued and outstanding, and no shares of preferred stock are authorized. The authorized capital stock of each member of the Acquiree Group is as set forth in its respective charter documents and the all of the outstanding capital stock of each member of the Acquiree Group is owned by Acquiree, except as set forth in the Schedule of Compliance (all of which capital stock is validly issued, fully paid and nonassessable in full compliance with all applicable securities laws). Except as set forth in the Schedule of Compliance, (i) no member of the Acquiree Group will have outstanding any stock or securities convertible or exchangeable for any shares of capital stock, nor will there be outstanding any rights or options to subscribe for or to purchase any capital stock or any stock or securities convertible into or exchangeable for any capital stock of any member of the Acquiree Group, (ii) no member of the Acquiree Group will be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, except as contemplated by this Agreement, and (iii) there are no shareholder agreements, proxies, voting trust agreements or similar agreements or options executed by any shareholder of Acquirees.

  5.3 Subsidiaries. Except as set forth in the Schedule of Compliance, Acquirees own no securities of any Person and no officer, director or controlling shareholder of Acquirees owns, directly or indirectly, any security or financial interest in any other Person which competes with or does business with any member of the Acquiree Group.

  5.4 Authorization; No Breach. The execution and delivery by each member of the Acquiree Group of this Agreement and each of the other agreements and transactions contemplated hereby have been duly
      authorized by all necessary proceedings of the Board of Directors of each member of the Acquiree
      Group and, upon the requisite adoption and approval by a majority of the shareholders of each member of the Acquiree Group, all corporate action of each member of the Acquiree Group necessary for the authorization and consummation of the transactions contemplated by this Agreement shall have been taken. This Agreement and each of the other agreements contemplated hereby constitute the valid and binding obligations of Acquiree enforceable against it in accordance with their respective terms. The


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



      execution, delivery and compliance with and performance by each member of the Acquiree Group of this Agreement and each of the other agreements contemplated hereby, does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Material lien, security interest, charge or encumbrance upon either Acquiree's or any Subsidiary's capital stock or assets pursuant to, (iv) give any third party the right to accelerate any Material obligation under, (v) result in a Material violation of, or (vi) require any authorization, consent, approval, permit, exemption or other action by or notice to any court or Governmental body, pursuant to the charter documents of Acquiree or its Subsidiary or any Requirement of Law to which Acquiree or its Subsidiary is subject or any Contractual Obligation or other instrument, order, judgment or decree to which Acquiree or its Subsidiary is subject.

  5.5 Changes Since July 31, 1997. Except as set forth in the Schedule of Changes or as contemplated hereby, since July 31, 1997, no member of the Acquiree Group has:

   5.5.1 Incurred any Material obligations or liabilities, whether absolute, accrued, contingent or otherwise, including, without limitation, liabilities as guarantor under any Guaranty, other than obligations and liabilities (a) incurred under this Agreement or (b) incurred in the ordinary course of its business or (c) incurred under the Contractual Obligations referred to in the Schedule of Contracts;

   5.5.2 Suffered any adverse change in its business, condition, sales, income, assets or liabilities, other than changes in the ordinary course of business, none of which has been, in any case or in the aggregate, Materially adverse to such Acquiree;

   5.5.3 Suffered   any  strike,   any   threatened   strike,   work   stoppage,
         organizational attempts, boycotts, or informational or direct picketing or leafletting with regard to labor matters;

   5.5.4 Made any loans or advances or entered into any Contractual Obligations therefor, other than (a) those not exceeding $5,000 in the aggregate or
         (b) those made in the ordinary course of business which have been properly reflected as "receivables" or "prepaid expenses" on the books of account and records of any member of the Acquiree Group;

   5.5.5 Changed any of the Material accounting principles, methods of applying such principles or estimates used to prepare the Financial Statements;

   5.5.6 Mortgaged, pledged or subjected to any Lien or Lease any Material assets, tangible or intangible, except for Permitted Liens;

   5.5.7 Acquired or disposed of any assets or properties, by sale, merger or otherwise, or entered into any Contractual Obligation for any such acquisition or disposition, except in the ordinary course of business or except for such acquisitions or dispositions which do not, in any case or in the aggregate, exceed $25,000;

   5.5.8 Forgiven or canceled any Indebtedness or Contractual Obligation or waived any rights of value, in any case of in the aggregate, involving amounts exceeding $25,000;

   5.5.9 Entered into any transaction involving the expenditure of more than $25,000 other than in the ordinary course of business, except with respect to the Contractual Obligations referred to in the Schedule of Contracts;


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   5.5.10      Granted any rights or licenses under any Marks, or entered into any licensing or distributorship
               arrangement;

   5.5.11 Suffered any damage, destruction or loss in any amount exceeding $25,000 (whether or not covered by insurance) Materially adversely affecting, in any case or in the aggregate, its business, condition, operations, prospects, properties or assets;

   5.5.12 Modified, altered, amended, terminated, adopted, commenced or withdrawn from participation in any Plan or any Contractual Obligation relating to any Plan, in whole or in part, or caused or permitted any such modification, alteration, amendment, termination, adoption, commencement or withdrawal from participation;

   5.5.13 Caused or permitted any Material change in the manner in which it conducts its business;

   5.5.14 Caused or suffered any Material amendment or termination (other than by its terms) of any
               Contractual Obligation;

   5.5.15 Discharged or satisfied any Lien or paid any liability exceeding $25,000 other than (a) with respect to the Contractual Obligations referred to in the Schedule of Contracts or Schedule of Capitalization, (b) those adequately and specifically disclosed or reserved against on the Financial Statements, or (c) those incurred in the ordinary course of its business consistent with past practices;

   5.5.16 Failed to discharge or satisfy when due any liability and such failure has caused or will cause actual damages or risk of loss in any amount exceeding $25,000 over and above amounts actually due which appear on the Financial Statements;

   5.5.17 Issued, sold, or delivered or agreed to issue, sell or deliver any additional shares of its capital stock or any options, warrants or rights to acquire any such capital stock or securities convertible into or exchangeable for such capital stock;

   5.5.18 Declared, made, paid or set apart any Material sum or property for any dividend or other distribution to its shareholders or purchased or redeemed any shares of its capital stock or any option, warrant or right to purchase any such capital stock, or reclassified its capital stock;

   5.5.19 Increased the wages, salaries, compensation, pension or other benefits payable or to become payable by any member of the Acquiree Group to any officer, employee or agent, other than merit, cost-of-living and other normal increases, in any Material amount;

  5.6 Taxes.Except as set forth in the Schedule of Taxes;

   5.6.1 Each member of the Acquiree Group has timely filed (within the applicable extension periods) with the appropriate Governmental agencies all Governmental tax returns, information returns, tax reports and declarations which are required to be filed by any member of the Acquiree Group, except for late filings which did not result in the imposition of any substantial monetary liabilities.

   5.6.2 All Governmental tax returns, information returns, tax reports and declarations filed by any member of the Acquiree Group for years for which the statute of limitations has not run (the "Tax Returns") are correct in all Material respects.


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




   5.6.3 Each member of the Acquiree Group has timely paid (or has collected and paid over in the case of sales, use or similar taxes) all Material taxes, additions to tax, penalties, interest, assessments, deposits, and other Governmental charges imposed by law upon it or any of its properties, tangible or intangible assets, income, receipts, payrolls, transactions, capital, net worth, franchises, or upon the sale, use or delivery of any item sold by any member of the Acquiree Group, other than as may be disclosed in the Schedule of Taxes. Except as set forth in the Schedule of Taxes, no Tax Returns have been examined by any Governmental authority.

   5.6.4 Except as may be disclosed in the Schedule of Taxes or in any document delivered to Acquiree therewith, no member of the Acquiree Group (i) is currently being audited with respect to any tax, assessment or other Governmental charge, (ii) has received formal or informal notice from any Government that an audit or investigation with respect to any tax, assessment or other Governmental charge is to be initiated, (iii) is formally or informally discussing Material pending ruling requests (except in connection with the transactions contemplated by this Agreement) or other Material tax or assessment issued with any other Governmental taxing authority in connection with any matter concerning any member of the Acquiree Group, or (iv) has been formally or informally notified of any potential tax or assessment issued which any Governmental taxing authority intends to raise in connection with any matter concerning any member of the Acquiree Group.

   5.6.5 Except (i) as may be disclosed in the Schedule of Taxes or (ii) in connection with any pending audit or investigation, no member of the Acquiree Group has granted or proposed any waiver of any statue of limitations with respect to, or any extension of a period for the assessment or collection of, or any offer in compromise of any Governmental tax.

   5.6.6 The accruals and reserves for taxes reflected on the Financial Statements are adequate to cover substantially all taxes (including additions to tax, interest, penalties, and other charges or assess-

         ments, if any) which become due and payable or accruable by reason of business conducted by any member of the Acquiree Group through July 31, 1997.

   5.6.7 No Person has ever been a "consenting corporation" within the meaning of Section 341(f) of the Code. No member of the Acquiree Group is now or has ever been a "personal holding company" within the meaning of
         Section 542(a) of the Code nor is now nor has ever been a corporation which meets the tests of Section 542(b)(2) of the Code. No member of the Acquiree Group has participated in, or is required to participate in for any period prior to the date of this Agreement, the filing of any consolidated Tax Return, other than (i) as set forth in the Schedule of Taxes or (ii) as a member of an affiliated group of which an Acquiree is the common parent.

  5.7 Contractual Obligations.

   5.7.1 Except as may be set forth in the Schedule of Contracts, there are no Material Contractual Obligations of the following types to which any member of the Acquiree Group or any Plan is a party or by which any member of the Acquiree Group or any of their properties are bound as of the date hereof:

       (a) Mortgages, indentures, loan agreements, security agreements, conditional sales contracts, forms of consumer credit agreements or other Contractual Obligations relating to Indebtedness, the extension of credit to any member of the Acquiree Group or by any member of the Acquiree Group to their customers or the obtaining or issuance of letters of credit.

       (b)     Partnership or joint venture agreements.

       (c)     Employment, consulting or management service agreements.

       (d)     Collective bargaining agreements.

       (e) Plans or Contractual Obligations, trusts, funds or arrangements for the benefit of employees
               (whether or not legally binding).

       (f)     License, sales, agency, franchise, or distributorship agreements.

       (g) Contractual Obligations for the assignment by any member of the Acquiree Group of accounts receivable.

       (h) Contractual Obligations for the sale or Lease by any member of the Acquiree Group of any assets for a sales price or aggregate rentals exceeding $10,000 in the aggregate to any one Person.

       (i)     Licenses of Marks or other intellectual property rights.

       (j) Contractual Obligations for capital expenditures in excess of $25,000 for a single project.

       (k)     Brokerage or finder's agreements.

       (l) Agreements or other documents creating Liens relating to any real or personal property owned or Leased.

       (m) Leases of, commitments to Lease, and other agreements relating to the Lease of, real or personal property.

       (n) Contractual Obligations containing covenants limiting the freedom of any member of the Acquiree Group or any of its Shareholders to compete in any line of business with any Person or in any area.

       (o) Contractual Obligations containing in any case a specific clause or affected by a Requirement of Law giving any Person who is a party to such Contractual Obligation the right to renegotiate or require a reduction in price or the repayment of any amount previously paid because the profit resulting to any member of the Acquiree Group from such Contractual Obligation is directly related to a specific factor or factors including, but not limited to sales, cost, assets or invested capital.

       (p)     Guaranties.

       (q) Any registration rights or pre-emptive rights to any holder or prospective holder of its securities.

       (r) Other Contractual Obligations which in any case involve payments or receipts thereunder of more than $25,000 in the aggregate with any one Person or which cannot be terminated without any payment on notice of 30 days or less.

   5.7.2 Except as may be set forth in the Schedule of Contracts:

       (a) Each Material Contractual Obligation therein listed in is full force and effect;

       (b) Each member of the Acquiree Group, all other parties to such Contractual Obligations have performed all obligations required to be performed by them to date and no party to any such Contractual Obligation is in default thereunder;

       (c) There has been no expressly or impliedly irrevocable termination or cancellation of the business relationship of any member of the Acquiree Group with (i) any supplier or affiliated group of suppliers whose sales, individually or in the aggregate, constituted more than $50,000 of gross purchases made by any member of the Acquiree Group for the past 12 months or (ii) any customer or affiliated group of customers whose purchases, individually or in the aggregate, constituted more than $25,000 of gross sales made by any member of the Acquiree Group for the past 12 months.

       (d) No member of the Acquiree Group has outstanding any powers of attorney except as may have been granted in the ordinary course of business in connection with leases or security agreements.

   5.7.3 The Schedule of Contracts, to the nearest $100,000, sets forth the aggregate amount of open purchase orders and sales orders outstanding on the date hereof.

  5.8 Litigation.

   5.8.1 Except as may be disclosed in the Schedule of Litigation, there are no:

       (a) Material pending or, to the knowledge of any member of the Acquiree Group, contemplated, Material administrative or judicial proceedings against any member of the Acquiree Group arising under any Governmental provisions regulating the discharge or Materials into the environment or otherwise relating to the protection of the environment or occupational and safety laws relating to job conditions or safety;

       (b) pending or, to the knowledge of any member of the Acquiree Group, contemplated, administrative or judicial proceedings against any member of the Acquiree Group arising out of the Foreign Corrupt Practices Act; nor

       (c) Material claims, actions, suits, proceedings, arbitrations, investigations or inquiries pending before any court or Governmental body or agency, or any private arbitration tribunal, or, to the knowledge of any member of the Acquiree Group, threatened against or relating to any member of the Acquiree Group, any Plan, any assets, properties, or business of any member of the Acquiree Group, or the transactions contemplated by this Agreement nor to the knowledge of any member of the Acquiree Group is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry.

   5.8.2 Except as set forth in the Schedule of Litigation, neither any member of the Acquiree Group, nor any officer, director, partner, or employee of the same, has been permanently or temporarily enjoined by order, judgment or decree of any court or other tribunal or any Governmental agency from engaging in or continuing in the conduct or practice of its business. There is not in existence any judgment, order, writ, injunction or decree to take action of any kind or to which any member of the Acquiree Group or their business, properties or assets are subject or bound.

  5.9 Product Liability. Except as set forth on the Schedule of Litigation, there is no existing or, to their knowledge threatened claim, or facts upon which a claim could be based, against any member of the Acquiree Group for any product sold or Leased or service performed by any member of the Acquiree Group prior to the date of this Agreement which is defective or fails or has failed to meet any product warranties.

  5.10 Claims for Injuries. Except as set forth on the Schedule of Litigation, there are no Material claims seeking damages for personal or other injuries resulting from the Lease, sale or use of any of the assets, products, services, or goods of Acquiree or any of its assets, products, services, or goods of any member of the Acquiree Group which any member of the Acquiree Group has placed in the hands of insurance carriers.

  5.11   Trademarks, Trade Names, Patents, etc.

   5.11.1 Except as may be listed in the Schedule of Patents and Trademarks, (a) there are no Marks owned, licensed, used by or registered in the name of any member of the Acquiree Group and no applications for Marks made by any member of the Acquiree Group or by their employees for the benefit of any member of the Acquiree Group; (b) each member of the Acquiree Group is the regis-

               tered and beneficial owner of the Marks listed in the Schedule of Patents and Trademarks as owned by it, free and clear of any royalty or Lien; (c) all of such Marks are freely assignable by any member of the Acquiree Group; (d) no member of the Acquiree Group has any knowledge of any notice or claim or other reason to believe that any Mark is not valid or enforceable by the owner thereof or of any infringement upon or conflict with any Mark or proprietary right of any third Person by the owner thereof or any claim of a third Person alleging such infringement or conflict;
               (e) no member of the Acquiree Group has any knowledge of any infringement by any third Person upon any Mark listed in the Schedule of Patents and Trademarks; and (f) no member of the Acquiree Group has taken or omitted to take any action which would have the effect of waiving any of the rights of Acquiree or its Subsidiaries under any Mark.

   5.11.2 The Schedule of Patents and Trademarks sets forth a complete and correct list of all Material inventions, formulae, trade secrets, manufacturing processes, know-how or other intellectual property rights which have been reduced to writing and which are necessary or useful in the operation of the business of Acquiree or its Subsidiaries in the manner presently operated by any member of the Acquiree Group or in the marketing of the products presently marketed by any member of the Acquiree Group. Except as set forth in the Schedule of Patents and Trademarks, (a)
               any member of the Acquiree Group has the right to use, free and clear of any royalties, claims or rights of others, all such Material inventions, formulae, trade secrets, manufacturing processes, know-how or other intellectual property rights (whether or not reduced to writing) necessary or useful in the operation of the business of such Acquiree in the manner presently operated by such
               Acquiree or in the marketing of the products presently marketed by such Acquiree, including, without limitation (subject to licensor's rights under Contractual Obligations which are listed in the

               Schedule of Contracts), any product licensed from others; and (b) the record and beneficial ownership of all Marks, inventions, formulae, trade secrets, know-how and other intellectual property rights used in the business of any Acquiree has been duly and effectively transferred to such Acquiree.

  5.12   Employee Matters.

   5.12.1 Except as may be set forth in the Schedule of Employees, (a) each member of the Acquiree Group is in Material compliance with Material Requirements of Law respecting employment and employment practices, terms and conditions of employment, and wages and hours and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint pending or, to the knowledge of any member of the Acquiree Group, threatened against any member of the Acquiree
               Group before the National Labor Relations Board or any Governmental agency; (c) there is not now nor has there been during the last four years any labor strike, or any set of, disputes, grievance, controversies or other labor trouble which are Material in the aggregate; (d) no union representation question exists respecting the employees of any member of the Acquiree Group; (e) there are no collective bargaining agreements binding upon any member of the Acquiree Group; and (f) there is no pending arbitration or judicial proceeding arising out of or under collective bargaining agreements or other employment agreements or the employer-employee relationship.

   5.12.2 Except as set forth in the Schedule of Employees, no employee of any member of the Acquiree
               Group is now due a Material bonus, or would be due such a bonus at the end of the current fiscal year, upon the occurrence of a contingency or otherwise, under agreements currently in effect.
               Except as may be set forth in the Schedule of Employees, all Material accrued Material obligations of any member of the Acquiree Group, whether arising by operatio of law, by Contractual
               Obligation or by past custom, for payments to trusts or other funds or to any Governmental agency, with respect to unemployment compensation, social security, workers' compensation, disability programs, accrued vacation, accrued sick pay, pension or any other benefits for employees as of the date hereof have been paid or adequate accruals therefor on the books of account of any member of the Acquiree Group have been provided, and none of the foregoing has been rendered not due by reason of any extension or waiver.

   5.12.3 The Schedule of Employees sets forth each Material employee, consultant or commission agent of the Acquiree Group who is employed by the Acquiree Group as of the date it was printed and with respect to each such employee presently employed, such Person's rate of compensation (including any commissions) for the period specified and such Person's year to date compensation as of the end of such period. The Schedule of Employees, with reasonable accuracy, lists with respect to each employee, consultant or commission agent of the Acquiree Group who, during the last fiscal year earned or who, during the current fiscal year would earn (based on current practices) $25,000 or more on an annualized basis, and with respect to each such Person, the positions held as of the date hereof and held since January 1, 1994, and the date on which the compensation of such Person was last changed, including the amount of such change.

      5.1Except as set forth in the Schedule of Employees, Acquiree is not a party to or bound by any employment or commission agreements in excess of one year or which could require compensa-

         tion and benefits, collective employment contracts, deferred compensation agreements, bonus plans, profit sharing plans, pension plans or any other Plans. There have been no Material labor difficulties.

  5.13   Employee Benefit Plans.

   5.13.1 All Plans comply with all Material Requirements of Law. No liabilities to any Government for taxes, penalties, interest, premiums, contributions, or any other items have been incurred with respect to any Plan other than in the ordinary course of business for current items paid or items set forth or reserved against on the Financial Statements.

   5.13.2 The Schedule of Employees sets forth a complete list of all Plans covering any employee of any member of the Acquiree Group, the identity of each funding agency holding assets of any such Plan, the identity of any insurance company issuing any contract or policy under any such Plan, and the identity of any actuarial adviser or service provider retained by, or who provided services to, any Plan during the past 18 months.

   5.13.3 No Plan has incurred any liability other than pursuant to the terms of the Plan in the ordinary course of business of the Plan. No assets of any Plan have suffered any Material adverse change since the last valuation report.

   5.13.4 Each Plan has good and marketable title to all of the assets it purports to own free and clear of all Liens. No Plan is a party to any (a) Contractual Obligation other than one entered into in the ordinary course of business, (b) partnership or joint venture agreements, or (c) employment, consulting, or management agreements except as may be set forth on the Schedule of Contracts.

   5.13.5 The Schedule of Transactions with Interested Persons completely and accurately describes (a) all Indebtedness outstanding on June 30, 1997 or thereafter incurred and (b) all sales of property or performances of services for which payment has been incurred or accrued on or after June 30, 1997, between any Plan on the one hand, and any officer, director, or partner of any member of the Acquiree Group, or any Affiliate of any of them, on the other.

  5.14   Compliance  with  Laws.   Except  as  set  forth  in  the  Schedule  of
         Compliance, no member of the Acquiree Group is in Material violation of any Material applicable Requirement of Law.

  5.15   Consents.  Except as may be set forth in the Schedule of Consents:

   5.15.1 There is no consent, approval, order, or authorization of, or registration, declaration or filing with, any Governmental authority on the part of any member of the Acquiree Group required in connection with the valid execution, delivery and performance by any member of the Acquiree Group of this Agreement and the consummation of the transactions contemplated herein by any member of the Acquiree Group.

   5.15.2 All Material permits, concessions, grants, franchises, licenses and other Governmental authorizations and approvals necessary for the conduct of the business of Acquiree and its Subsidiaries have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the knowledge of any member of the Acquiree Group, threatened which may result in the revocation, cancellation or suspension, or any Materially adverse modification of any thereof.

   5.15.3 There is no consent, approval or authorization of any landlord under any Material Lease of any member of the Acquiree Group required in order to prevent such landlord from having the right to take action (or refrain from taking action).

   5.15.4 There is no consent, approval or authorization of any other Person (a) whose consent is required under any Material agreement set forth in the Schedule of Contracts in order to permit Acquiree to consummate the transaction contemplated hereby, (b) who in the absence of such consent, would have the right to (i) declare such agreement in default, (ii) terminate or modify such agreement, or
               (iii) accelerate the time within which, or the terms under which any member of the Acquiree Group is to perform any act or receive any rights or benefits under such agreement, or (c) which, if not received, would result in (i) a default under such agreement,
 (ii) the termination or modification of
               such agreement, or (iii) the acceleration of the time within which, or the terms under which, any member of the Acquiree Group is to perform any act or receive any rights or benefits under such agreement.

  5.16 Effect of Agreement. Except as disclosed in the Schedule of Enforceability, the execution, delivery and performance of this Agreement by any member of the Acquiree Group and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both:

   5.16.1 Violate any Material Requirement of Law applicable to any member of the Acquiree Group (except as to compliance with federal and state securities laws, as to which no representations are made except pursuant to Exhibit 4.8).

   5.16.2 Result in the breach of or conflict with any Material term, covenant, condition, or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any Lien upon any of the properties or assets of any member of the Acquiree Group under, any Contractual Obligation to which any member of the Acquiree Group is a party or by which any of their property is bound.

  5.17   Transactions With Interested Persons.

   5.17.1 Except as may be set forth in the Schedule of Transactions with Interested Persons, no officer, director, or partner of any member of the Acquiree Group or any Affiliate of the foregoing owns, directly or indirectly, on an individual or joint basis, any Material interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of any member of the Acquiree Group, or any Person which has a Material contract or arrangement with any member of the Acquiree Group or any Related Party.

   5.17.2 The Schedule of Transactions with Interested Persons correctly and accurately describes all Material Indebtedness, all sales of Material property and performances of Material services and any other Material transaction between any member of the Acquiree Group, on the one hand, and any Related Party or officer, director or partner of any member of the Acquiree Group or any Affiliate of the foregoing, on the other, which (a) was outstanding on June 30, 1994, (b) was incurred or took place after June 30, 1994, or (c) was outstanding on the date hereof.

   5.17.3 The Schedule of Transactions with Interested Persons correctly and accurately sets forth with respect to the sale of any Material property or the performance of any Material services between any member of the Acquiree Group, on the one hand, and any Related Party or officer, director, or partner of any member of the Acquiree Group or any Affiliates of the foregoing, on the other, which is described in response to Section 5.17.2, (a) whether such transaction was on terms comparable to those that would have resulted from dealing between unrelated parties, and,
               (b) if any such
               transaction was not on terms which would have resulted from dealings between unrelated parties, the terms comparable to those that would have resulted from dealings between unrelated parties.

   5.17.4 The Schedule of Transactions with Interested Persons correctly and accurately describes all items of personal property, other than expendable supplies, physically removed from the possession of any member of the Acquiree Group or retired from the books of accounts of any member of the Acquiree Group by any Related Party or officer, director, or partner of any member of the Acquiree Group or any Affiliate of the foregoing since January 1, 1994.

  5.18 Books and Records. Except as disclosed in the Schedule of Compliance, the books of account and other financial and corporate records of Acquiree and its Subsidiaries and of each Plan are in all Material respects complete and correct, are maintained in accordance with usual business practices and comply with all Material applicable Requirements of Law. Except as disclosed on the Schedule of Compliance, such books and records reflect only valid transactions and all valid transactions involving any member of the Acquiree Group of a kind required to be reflected on such books and records by GAAP are reflected on such books and records. The corporate minute books of each member of the Acquiree Group contain accurate records of all Material meetings and consents of all of the directors and shareholders since the incorporation of each member. The stock books and ledgers of each member of the Acquiree Group contain accurate records of all issuances, retirements and transfers of record of capital stock.

  5.19   Property.

   5.19.1 The Schedule of Real Property or the Schedule of Leases reasonably accurately describes all
               Material real property and interests in real property owned or Leased by the Acquiree Group including, without limitation, for each Lease, the address of th real property, the name and address of the landlord, the term of the Lease, the amount of rent payable under the Lease and, as to any option to renew, for each option, the number of years covered by such option. Acquiree and its
               Subsidiaries have good and marketable title to all real properties which they purport to own and valid leasehold interests in all real properties which they purport to Lease, in each case free and clear of all Liens, except Permitted Liens or Liens set forth in the Schedule of Real Property. Except as set forth in the Schedule of Real Property, (i) each Lease of real property to which any member of the
               Acquiree Group is a party is in full force and effect in accordance with its terms, (ii) all rents and other amounts required to be paid to date under such Leases have been paid, (iii) to the best knowledge of ECS, PTI and Shareholder no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of any member of the Acquiree
               Group under any Lease of real property to which any member of the Acquiree Group is a party and, to the knowledge of any member of the Acquiree Group, there exists no such event or condition which constitutes or would constitute such a default on the part of any of the other parties thereto.
               Except as set forth in the Schedule of Real Property, no Materia property owned by any member of the Acquiree Group is subject to any sublease, concession or license which entitles any Person
               (other than employees of any member of the Acquiree Group) to transact business on any such property.

   5.19.2 Acquiree and its Subsidiaries have valid Leases respecting all Material personal property they purport to Lease. The rights of Acquiree and its Subsidiaries as lessee under such Leases are free and clear of all Liens, except Permitted Liens. Except as set forth in the Schedule of Personal Prop-

               erty, (i) each Lease of personal property to which any member of the Acquiree Group is a party is in full force and effect in accordance with its terms, (ii) all rents and other amounts required to be paid to date under such Leases have been paid, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of any member of the Acquiree Group under any such Lease, and (iv) to the knowledge of any member of the Acquiree Group, there exists no such event or condition which constitutes or would constitute such a default on the part of any of the other parties thereto.

  5.20 Financial Statements. Except as set forth on the Schedule of Financial Statements, the financial statements of each member of the Acquiree Group (for purposes of this Section 5, the "Financial State-

         ments) present fairly the consolidated financial position and results or operations and changes in the consolidated financial position of Acquiree and its Subsidiaries at the respective dates and for the respective periods indicated in accordance with generally accepted accounting principles applied on a consistent basis. The financial records of each member of the Acquiree Group are of such character and quality that an unqualified audit report may be issued for the Financial Statements for the year ended December 31, 1996 and the six months ended June 30, 1997.

  5.21 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against on the Financial Statements or as set forth in the Disclosure Schedules, no member of the Acquiree Group has any Material liability, whether absolute, accrued, known or unknown, contingent or otherwise, whether due or to become due, including without limitation, liabilities as guarantor under any Guaranty and any liabilities for taxes or other Governmental charges, for any period prior to June 30, 1997, or arising out of any transaction any member of the Acquiree Group entered into prior to such date or arising out of any state of facts arising prior to such date, other than those incurred in the ordinary course of business, none of which has had, or may be reasonably expected to have, a Material adverse effect on Acquiree.

  5.22   Insurance.  Except as set forth in the Schedule of Insurance:

   5.22.1 (a) Acquiree and each of its Subsidiaries has maintained insurance with respect to its properties and business against loss or damage. Each insurance policy maintained by Acquiree and its Subsidiaries is in full force and effect, all premiums due thereon having been paid and all provisions of such policy having been complied with.

   5.22.2 Neither Acquiree nor any of its Subsidiaries has received any notice of any pending or threatened terminations or Material premium increases with respect to such insurance policies.

   5.22.3 Neither Acquiree nor any Subsidiary of Acquiree has failed to give any notice or present any claim under any insurance policy in a due and timely fashion.

   5.22.4 There are no outstanding requirements or recommendations by or made on behalf of any insurance company that issued a policy with respect to any of the properties, assets or business of any member of the Acquiree Group requiring or recommending any equipment or facilities to be installed on or in connection with any of the properties or assets owned or leased by any member of the Acquiree Group.

  5.23 Disclosure. To the best knowledge of ECS, PTI and Shareholder, neither this Agreement nor any written document, statement, list, schedule, certificate or other instrument referred to herein or delivered by or on behalf of any member of the Acquiree Group in connection with the transactions contemplated hereby contains any untrue statement of a Material fact or omits to state a Material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any member of the Acquiree Group which Materially adversely affects, or in the future is likely to (so far as any member of the Acquiree Group can now reasonably foresee) Materially adversely affect Acquiree or any Plan, other than (a) general economic or business conditions or (b) facts set forth herein or which may be set forth in the Disclosure Schedules referred to herein.

  5.24 Brokers. Neither Acquiree nor any Subsidiary of Acquiree has incurred or become liable for any commission, fee or other similar payment to any broker, agent, finder or other intermediary in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, except to Fox and Fin Financial Group, L.C.

  5.25 Bank Accounts. Except as set forth in the Schedule of Bank Accounts, there are no bank accounts or safe deposit boxes maintained by the Acquiree Group or in which its property is held at the date hereof, and
         (b) there are no Persons authorized to draw thereon or have access thereto.

Section 6.Representations and Warranties of Company. Company hereby represents and warrants to Acquirees and Shareholder as follows:

  6.1 Organization, etc. Company and Newco are each a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and Nevada, respectively. Each of Company and Newco has the corporate power to own its properties and carry on its business as now being conducted, execute and deliver this Agreement and consummate the transactions contemplated hereby and thereby. The copies of the articles of incorporation and bylaws of Company and Newco provided to Acquiree shall reflect all amendments made thereto at any time prior to and as of the Closing and are correct and complete.

  6.2 Capital Stock and Related Matters. The authorized capital stock of Company consists of 50,000,000 shares of common stock, par value $.001 per share, of which 10,560,352 shares are issued and outstanding, and 10,001,000 shares of preferred stock, $.01 par value per share, of which 1,000 shares of original preferred stock, 4,000 shares of Series A 9% Convertible Preferred Stock, 2,000 Shares of Series B 9% Convertible Preferred Stock, 1,500 shares of Series C Convertible Preferred Stock and 1,000 shares of Original Preferred Stock are outstanding. The authorized capital stock of Newco consists of 50,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, of which no shares are outstanding. There are currently outstanding warrants and options to purchase 2,000,000 shares of Company Common Stock at prices ranging from $.30 to $2.10. Except as set forth in Exhibit 6.2, (i) Company will not have outstanding any stock or securities convertible or exchangeable for any shares of capital stock, nor will there be outstanding any rights or options to subscribe for or to purchase any capital stock or any stock or securities convertible into or exchangeable for any capital stock of Company, (ii) Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, except as contemplated by this Agreement, and (iii) to the best of the knowledge of the officers of the Company, there are no shareholder agreements, proxies, voting trust agreements or similar agreements or options executed by any shareholders of Company.

  6.3 Subsidiaries. Except for Newco, Company owns no securities of any Person and to the best of
      Company's knowledge, no officer, director or controlling shareholder of Company owns, directly or indirectly, any security or financial interest in any other Person, which competes with or does business with Company. Newco has been newly incorporated and has no history of business operations.

  6.4 Authorization. The execution and delivery by Company of this Agreement and each of the other agreements and transactions contemplated hereby have been duly authorized by all necessary proceedings of the Board of Directors of Company and all corporate action of Company necessary for the authorization and consummation of the transactions contemplated by this Agreement shall have been taken. This Agreement and each of the other agreements contemplated hereby constitute the valid and binding obligations of Company enforceable against it in accordance with their respective terms.

  6.5 Changes Since June 30, 1997. Except as set forth in the Schedule of Changes or as contemplated hereby, since June 30, 1997, Company has not:

   6.5.1 Incurred any Material obligations or liabilities, whether absolute, accrued, contingent or otherwise, including, without limitation, liabilities as guarantor under any Guaranty, other than obligations and liabilities (a) incurred under this Agreement or (b) incurred in the ordinary course of its business or (c) incurred under the Contractual Obligations referred to in the Schedule of Contracts;

   6.5.2 Suffered any adverse change in its business, condition, sales, income, assets or liabilities, other than changes in the ordinary course of business, none of which has been, in any case or in the aggregate, Materially adverse to Company;

   6.5.3 Suffered any strike, or to the knowledge of Company after due inquiry, any threatened strike, work stoppage, organizational attempts, boycotts, or informational or direct picketing or leafletting with regard to labor matters;

   6.5.4 Made any loans or advances or entered into any Contractual Obligations therefor, other than (a) those not exceeding $10,000 in the aggregate or (b) those made in the ordinary course of business which have been properly reflected as "receivables" or "prepaid expenses" on the books of account and records of Company;

   6.5.5 Changed any of the Material accounting principles, methods of applying such principles or estimates used to prepare the Financial Statements;

   6.5.6 Mortgaged, pledged or subjected to any Lien or Lease any Material assets, tangible or intangible, except for Permitted Liens;

   6.5.7 Acquired or disposed of any assets or properties, by sale, merger or otherwise, or entered into any Contractual Obligation for any such acquisition or disposition, except in the ordinary course of business or except for such acquisitions or dispositions which do not, in any case or in the aggregate, exceed $25,000;

   6.5.8 Forgiven or canceled any Indebtedness or Contractual Obligation or waived any rights of value, in any case of in the aggregate, involving amounts exceeding $25,000;

   6.5.9 Entered into any transaction involving the expenditure of more than $25,000 other than in the ordinary course of business, except with respect to the Contractual Obligations referred to in the Schedule of Contracts;

   6.5.10 Granted any rights or licenses under any Marks, or entered into any Material licensing or distributorship arrangement;

   6.5.11 Suffered any damage, destruction or loss in any amount exceeding $25,000 (whether or not covered by insurance) Materially adversely affecting, in any case or in the aggregate, its business, condition, operations, prospects, properties or assets;

   6.5.12 Modified, altered, amended, terminated, adopted, commenced or withdrawn from participation in any Plan or any Contractual Obligation relating to any Plan, in whole or in part, or caused or permitted any such modification, alteration, amendment, termination, adoption, commencement or withdrawal from participation;

   6.5.13 Caused or permitted any Material change in the manner in which it conducts its business;

   6.5.14 Caused or suffered any Material amendment or termination (other than by its terms) of any
               Contractual Obligation referred to in the Schedule of Contracts or Schedule of Capitalization;

   6.5.15 Discharged or satisfied any Lien or paid any liability exceeding $25,000 other than (a) with respect to the Contractual Obligations referred to in the Schedule of Contracts or Schedule of Capitalization, (b) those adequately and specifically disclosed or reserved against on the Financial Statements, or (c) those incurred in the ordinary course of its business consistent with past practices;

   6.5.16 Failed to discharge or satisfy when due any liability and such failure has caused or will cause actual damages or risk of loss in any amount exceeding $25,000 over and above amounts actually due which appear on the Financial Statements;

   6.5.17 Issued, sold, or delivered or agreed to issue, sell or deliver any additional shares of its capital stock or any options, warrants or rights to acquire any such capital stock or securities convertible into or exchangeable for such capital stock;

   6.5.18 Declared, made, paid or set apart any Material sum or property for any dividend or other distribution to its shareholders or purchased or redeemed any shares of its capital stock or any option, warrant or right to purchase any such capital stock, or reclassified its capital stock;

   6.5.19 Increased the wages, salaries, compensation, pension or other benefits payable or to become payable by Company to any officer, employee or agent, other than merit, cost-of-living and other normal increases in any Material amount;

  6.6 Taxes.Except as set forth in the Schedule of Taxes;

   6.6.1 Company has timely filed (within the applicable extension periods) with the appropriate Governmental agencies all Governmental tax returns, information returns, tax reports and declara-

         tions which are required to be filed by the Company, except for late filings which did not result in the imposition of any substantial monetary liabilities.

   6.6.2 All Material Governmental tax returns, information returns, tax reports and declarations filed by the Company for years for which the statute of limitations has not run (the "Tax Returns") are correct in all Material respects.

   6.6.3 Company has timely paid (or has collected and paid over in the case of sales, use or similar taxes) all Material taxes, additions to tax, penalties, interest, assessments, deposits, and other Governmental charges imposed by law upon it or any of its properties, tangible or intangible assets, income, receipts, payrolls, transactions, capital, net worth, franchises, or upon the sale, use or delivery of any item sold by the Company, other than as may be disclosed in the Schedule of Taxes. Except as set forth in the Schedule of Taxes, no Tax Returns have been examined by the IRS or any other Governmental authority.

   6.6.4 Except as may be disclosed in the Schedule of Taxes or in any document delivered to Company therewith, the Company (i) is not currently being audited with respect to any tax, assessment or other Governmental charge, (ii) has not received formal or informal notice from any Government that an audit or investigation with respect to any tax, assessment or other Governmental charge is to be initiated, (iii) is not formally or informally discussing Material pending ruling requests (except in connection with the transactions contemplated by this Agreement) or other Material tax or assessment issued with the IRS or any other Governmental taxing authority in connection with any matter concerning any member of the Company Group, or (iv) has not been formally or informally notified of any potential tax or assessment issued which the IRS or any other Governmental taxing authority intends to raise in connection with any matter concerning any member of the Company Group.

   6.6.5 Except (i) as may be disclosed in the Schedule of Taxes or (ii) in connection with any pending audit or investigation, Company has not granted or proposed any waiver of any statue of limitations with respect to, or any extension of a period for the assessment or collection of, or any offer in compromise of any Governmental tax.

   6.6.6 The accruals and reserves for taxes reflected on the Financial Statements are adequate to cover substantially all taxes (including additions to tax, interest, penalties, and other charges or assess-

         ments, if any) which become due and payable or accruable by reason of business conducted by the Company through September 30, 1993.

   6.6.7 No Person has ever been a "consenting corporation" within the meaning of Section 341(f) of the Code. The Company is not now or has ever been a "personal holding company" within the meaning of Section 542(a) of the Code nor is now nor has ever been a corporation which meets the tests of Section 542(b)(2) of the Code. The Company has not participated in, or is required to participate in for any period prior to the date of this Agreement, the filing of any consolidated Tax Return, other than (i) as set forth in the Schedule of Taxes or (ii) as a member of an affiliated group of which Company is the common parent.

  6.7 Contractual Obligations.

   6.7.1 Except as may be set forth in the Schedule of Contracts, there are no Material Contractual Obligations of the following types to which Company or any Plan is a party or by which Company or any of their properties are bound as of the date hereof:

       (a) Mortgages, indentures, loan agreements, security agreements, conditional sales contracts, forms of consumer credit agreements or other Contractual Obligations relating to Indebtedness, the extension of credit to Company or by Company or to their customers or the obtaining or issuance of letters of credit.

       (b)     Partnership or joint venture agreements.

       (c)     Employment, consulting or management service agreements.

       (d)     Collective bargaining agreements.

       (e) Plans or Contractual Obligations, trusts, funds or arrangements for the benefit of employees
               (whether or not legally binding).

       (f)     License, sales, agency, franchise, or distributorship agreements.

       (g) Contractual Obligations for the assignment by Company of accounts receivable.

       (h) Contractual Obligations for the sale or Lease by Company of any assets for a sales price or aggregate rentals exceeding $10,000 in the aggregate to any one Person.

       (i)     Licenses of Marks or other intellectual property rights.

       (j) Contractual Obligations for capital expenditures in excess of $125,000 for a single project.

       (k)     Brokerage or finder's agreements.

       (l) Agreements or other documents creating Liens relating to any real or personal property owned or Leased.

       (m) Leases of, commitments to Lease, and other agreements relating to the Lease of, real or personal property.

       (n) Contractual Obligations containing covenants limiting the freedom of Company to compete in any line of business with any Person or in any area.

       (o) Contractual Obligations containing in any case a specific clause or affected by a Requirement of Law giving any Person who is a party to such Contractual Obligation the right to renegotiate or require a reduction in price or the repayment of any amount previously paid because the profit resulting to Company from such Contractual Obligation is directly related to a specific factor or factors including, but not limited to sales, cost, assets or invested capital.

       (p)     Guaranties.

       (q) Any registration rights or pre-emptive rights to any holder or prospective holder of its securities.

       (r) Other Contractual Obligations which in any case involve payments or receipts thereunder of more than $25,000 in the aggregate with any one Person or which cannot be terminated without any payment on notice of 30 days or less.

   6.7.2 Except as may be set forth in the Schedule of Contracts:

       (a) Each Material Contractual Obligation therein listed in is full force and effect;

       (b) Company and, to the knowledge of Company, all other parties to such Contractual Obligations have performed all obligations required to be performed by them to date and no party to any such Contractual Obligation is in default thereunder;

       (c) There has been no expressly or impliedly irrevocable termination or cancellation of the business relationship of Company with (i) any supplier or affiliated group of suppliers whose sales, individually or in the aggregate, constituted more than $100,000 of gross purchases made by Company for the past 12 months or (ii) any customer or affiliated group of customers whose purchases, individually or in the aggregate, constituted more than $100,000 of gross sales made by Company for the past 12 months.

       (d)     Company has no outstanding powers of attorney.

   6.7.3 The Schedule of Contracts accurately sets forth the aggregate amount of open purchase orders and sales orders outstanding on the date hereof.

  6.8 Litigation.

   6.8.1 Except as may be disclosed in the Schedule of Litigation, there are no:

       (a) Material pending, or to the knowledge of Company, contemplated, Material administrative or judicial proceedings against Company arising under any Governmental provisions regulating the discharge or Materials into the environment or otherwise relating to the protection of the environment or occupational and safety laws relating to job conditions or safety;

       (b) pending or, to the knowledge of Company , contemplated, administrative or judicial proceedings against Company arising out of the Foreign Corrupt Practices Act; nor

       (c) Material claims, actions, suits, proceedings, arbitrations, investigations or inquiries pending before any court or Governmental body or agency, or any private arbitration tribunal, or, to the knowledge of Company, threatened against or relating to Company, any Plan, any assets, properties, or business of Company, or the transactions contemplated by this Agreement nor to the knowledge of Company is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry.

   6.8.2 Except as set forth in the Schedule of Litigation, neither Company, nor any officer, director, partner, or employee of Company has been permanently or temporarily enjoined by order, judgment or decree of any court or other tribunal or any Governmental agency from engaging in or continuing in the conduct or practice of its business. There is not in existence any judgment, order, writ, injunction or decree to take action of any kind or to which Company or their business, properties or assets are subject or bound.

  6.9 Product Liability. Except as set forth on the Schedule of Litigation, there is no existing or, to its knowledge, threatened claim, or facts upon which a claim could be based, against Company for any product sold or Leased or service performed by Company prior to the date of this Agreement which is defective or fails or has failed to meet any product warranties.

  6.10 Claims for Injuries. Except as set forth on the Schedule of Litigation, there are no Material claims seeking damages for personal or other injuries resulting from the Lease, sale or use of any of the assets, products, services, or goods of Company or any of its assets, products, services, or goods of Company which Company has placed in the hands of insurance carriers.

  6.11   Trademarks, Trade Names, Patents, etc.

   6.11.1 Except as may be listed in the Schedule of Patents and Trademarks, (a) there are no Marks owned, licensed, used by or registered in the name of Company and no applications for Marks made by
               Company or by their employees for the benefit of Company; (b) Company is the registered and beneficial owned or the Marks listed in the Schedule of Patents and Trademarks as owned by it, free and clear of any royalty or Lien; (c) all of such Marks are freely assignable by Company; (d)
               Company has no knowledge of any notice or claim or other reason to believe that any Mark is not valid or enforceable by the owner thereof or of any infringement upon or conflict with any Mark or proprietary right of any third Person by the owner thereof or any claim of a third Person alleging such infringement or conflict; (e) Company has no knowledge of any infringement by any third Per-

               son upon any Mark listed in the Schedule of Patents and Trademarks; and (f) neither Company has not taken or omitted to take any action which would have the effect of waiving any of the rights of Company under any Mark.

   6.11.2 The Schedule of Patents and Trademarks sets forth a complete and correct list of all Material inventions, formulae, trade secrets, manufacturing processes, know-how or other intellectual property rights which have been reduced to writing and which are necessary or useful in the operation of the business of Company in the manner presently operated by Company or in the marketing of the products presently marketed by Company.
 Except as set forth in the Schedule of
               Patents and Trademarks, (a) Company has the right to use, free and clear of any royalties, claims or rights of others, all such Material inventions, formulae, trade secrets, manufacturing processes, know-how or other intellectual property rights (whether or not reduced to writing) necessary or useful in the operation of the business of Company in the manner presently operated by Company or in the marketing of the products presently marketed by Company, including, without limitation
               (subject to licensor's rights under Contractual Obligations which are listed in the Schedule of
               Contracts), any product licensed from others; and (b) the record and beneficial ownership of all
               Marks, inventions, formulae, trade secrets, know-how and other intellectual property rights used in the business of Company has been duly and effectively transferred to Company.

  6.12   Employee Matters.

   6.12.1 Except as may be set forth in the Schedule of Employees, (a) Company is in Material compliance with Material Requirements of Law respecting employment and employment practices, terms and conditions of employment, and wages and hours and is not engaged in any unfair labor practice; (b)
               there is no unfair labor practice complaint pending or, to the knowledge of Company, threatened against Company before the National Labor Relations Board or any Governmental agency; (c) there is not now nor has there been during the last four years any labor strike, nor any dispute, grievance, controversy or other labor trouble which is Material in the aggregate; (d) no union representation question exists respecting the employees of Company; (e) there are no collective bargaining agreements binding upon Company; and (f) there is no pending arbitration or judicial proceeding arising out of or under collective bargaining agreements or other employment agreements or the employer-employee relationship.

   6.12.2 Except as set forth in the Schedule of Employees, no employee of Company is now due a Material bonus, or would be due such a bonus at the end of the current fiscal year, upon the occurrence of a contingency or otherwise, under agreements currently in effect. Except as may be set forth in the
               Schedule of Employees, all accrued Material obligations of Company, whether arising by operation of law, by Contractual Obligation or by past custom, for payments to trusts or other funds or to any
               Governmental agency, with respect to unemployment compensation, social security, workers'
               compensation, disability programs, accrued vacation, accrued sick pay, pension or any other benefits for employees as of the date hereof have been paid or adequate accruals therefor on the books of account of Company have been provided, and none of the foregoing has been rendered not due by reason of any extension or waiver.

   6.12.3 The data printout attached to the Schedule of Employees with reasonably accuracy sets forth each
               Material employee, consultant or commission agent of the Company who is employed by the
               Company as of the date of such printout and with respect to each such employee presently employed, such Person's rate of compensation (including any commissions) for the period specified and such
               Person's year to date compensation as of the end of such period. The Schedule of Employees with reasonable accuracy lists with respect to each employee, consultant or commission agent of the
               Company who, during the last fiscal year earned or who, during the current fiscal year would earn
               (based on current practices) $25,000 or more on an annualized basis, and with respect to each such
               Person, the positions held as of the date hereof and held since April 1, 1994, and the date on which the compensation of such Person was last changed, including the amount of such change.

      6.1Except as set forth in the Schedule of Employees, Company is not a party to or bound by any employment or commission agreements in excess of one year or which could require compensa-

         tion and benefits, collective employment contracts, deferred compensation agreements, bonus plans, profit sharing plans, pension plans or any other Plans. There have been no Material labor difficulties.

  6.13   Employee Benefit Plans.

   6.13.1 All Plans comply with all Material Requirements of Law. No liabilities to any Government for taxes, penalties, interest, premiums, contributions, or any other items have been incurred with respect to any Plan other than in the ordinary course of business for current items paid or items set forth or reserved against on the Financial Statements.

   6.13.2 The Schedule of Employees sets forth a complete list of all Plans covering any employee of Company, the identity of each funding agency holding assets of any such Plan, the identity of any insurance company issuing any contract or policy under any such Plan, and the identity of any actuarial adviser or service provider retained by, or who provided services to, any Plan during the past 18 months.

   6.13.3 No Plan has incurred any liability other than pursuant to the terms of the Plan in the ordinary course of business of the Plan. No assets of any Plan have suffered any Material adverse change since the last valuation report.

   6.13.4 Each Plan has good and marketable title to all of the assets it purports to own free and clear of all
               Liens. No Plan is a party to any (a) Contractual Obligation other than one entered into in the ordinary  course of business,  (b)  partnership  or joint venture
               agreements,   or  (c)  employment,   consulting,   or  management
               agreements except as may be set forth on the Schedule of Contracts.

   6.13.5 The Schedule of Transactions with Interest Persons completely and accurately describes (a) all Indebtedness outstanding on June 30, 1997 or thereafter incurred and (b) all sales of property or performances of services for which payment has been incurred or accrued on or after June 30, 1997, between any Plan on the one hand, and any officer, director, or partner of Company, or any Affiliate of any of them, on the other.

  6.14 Compliance with Laws. Except as set forth in the Schedule of Compliance, the Company is not in Material violation of any Material applicable Requirement of Law and all necessary filings and prerequisites under federal and state securities laws with respect to the issuance of the Company Common Stock and the Series D Convertible Preferred Stock have been complied with.

  6.15   Consents.  Except as may be set forth in the Schedule of Consents:

   6.15.1 There is no consent, approval, order, or authorization of, or registration, declaration or filing with, any Governmental authority on the part of Company required in connection with the valid execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated herein by Company.

   6.15.2 All Material permits, concessions, grants, franchises, licenses and other Governmental authorizations and approvals necessary for the conduct of the business of Company have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the knowledge of Company, threatened which may result in the revocation, cancellation or suspension, or any Materially adverse modification of any thereof.

   6.15.3 There is no consent, approval or authorization of any landlord under any Material Lease of the Company required in order to prevent such landlord from having the right to take action (or refrain from taking action).

   6.15.4 There is no consent, approval or authorization of any other Person (a) whose consent is required under any Material agreement set forth in the Schedule of Contracts in order to permit Company to consummate the transaction contemplated hereby, (b) who in the absence of such consent, would have the right to (i) declare such agreement in default, (ii) terminate or modify such agreement, or
               (iii) accelerate the time within which, or the terms under which the Company is to perform any act or receive any rights or benefits under such agreement, or (c) which, if not received, would result in (i) a default under such agreement, (ii) the termination or modification of such agreement, or (iii)
               the acceleration of the time within which, or the terms under which, the Company is to perform any act or receive any rights or benefits under such agreement.

  6.16 Effect of Agreement. Except as disclosed in the Schedule of Enforceability, the execution, delivery and performance of this Agreement by Company and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both:

   6.16.1      Violate any Material Requirement of Law applicable to Company.

   6.16.2 Result in the breach of or conflict with any Material term, covenant, condition, or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any Lien upon any of the properties or assets of Company under, any Contractual Obligation to which Company is a party or by which any of their property is bound.

  6.17   Transactions With Interested Persons.

   6.17.1 Except as may be set forth in the Schedule of Transactions with Interested Persons, no officer, director, or partner of Company or any Affiliate of the foregoing owns, directly or indirectly, on an individual or joint basis, any Material interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of Company, or any Person which has a Material contract or arrangement with Company or any Related Party.

   6.17.2 The Schedule of Transactions with Interested Persons correctly and accurately describes all Material Indebtedness, all sales of Material property and performances of Material services and any other Material transaction between Company, on the one hand, and any Related Party or officer, director or partner of Company or any Affiliate of the foregoing, on the other, which (a) was outstanding on June 30, 1997 (b) was incurred or took place after June 30, 1997, or (c) was outstanding on the date hereof other than for personal services performed by an officer for Company within the past 30 days.

   6.17.3 The Schedule of Transactions with Interested Persons correctly and accurately sets forth with respect to the sale of any Material property or the performance of any Material services between Company, on the one hand, and any Related Party or officer, director, or partner of Company or any Affiliates of the foregoing, on the other, which is described in response to Section 6.17.2, (a) whether such transaction was on terms comparable to those that would have resulted from dealing between unrelated parties, and, (b) if any such transaction was not on terms which would have resulted from dealings between unrelated parties, the terms comparable to those that would have resulted from dealings between unrelated parties.

   6.17.4 The Schedule of Transactions with Interested Persons correctly and accurately describes all items of personal property, other than expendable supplies, physically removed from the possession of Company or retired from the books of accounts of Company by any Related Party or officer, director, or partner of Company or any Affiliate of the foregoing since June 30, 1994.

  6.18 Books and Records. Except as set forth in the Schedule of Compliance, the books of account and other financial and corporate records of Company and of each Plan are in all Material respects complete and correct, are maintained in accordance with usual business practices and comply with all Material applicable Requirements of Law. Such books and records reflect only valid transactions and all valid transactions involving Company of a kind required to be reflected on such books and records are reflected on such books and records. The corporate minute books of Company contain accurate records of all Material meetings and consents of all of the directors and shareholders since the incorporation of the Company. The stock books and ledgers of Company contain accurate records of all issuances, retirements and transfers of record of capital stock.

  6.19   Property.

   6.19.1 The Schedule of Real Property or the Schedule of Leases reasonably describes all Material real property and interests in real property owned or Leased by the Company including, without limitation, for each Lease, the address of the real property, the name and address of the landlord, the term of the Lease, the amount of rent payable under the Lease and, as to any option to renew, for each option, the number of years covered by such option. Company has good and marketable title to all real properties which they purport to own and valid leasehold interests in all real properties which they purport to Lease, in each case free and clear of all Liens, except Permitted Liens or Liens set forth in the Schedule of Real Property. Except as set forth in the Schedule of Real Property, (i) each Lease of real property to which Company is a party is in full force and effect in accordance with its terms, (ii) all rents and other amounts required to be paid to date under such Leases have been paid,
               (iii) to the best knowledge of Company and Newco, no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of Company under any Lease of real property to which Company is a party and, to the knowledge of Company, there exists no such event or condition which constitutes or would constitute such a default on the part of any of the other parties thereto. Except as set forth in the Schedule of Real Property, no Material property owned by Company is subject to any sublease, concession or license which entitles any Person (other than employees of Company) to transact business on any such property.

   6.19.2 Company has valid Leases respecting all Material personal property they purport to Lease. The rights of Company as lessee under such Leases are free and clear of all Liens, except Permitted
               Liens. Except as set forth in the Schedule of Personal Property, (i) each Lease of personal property to which Company is a party is in full force and effect in accordance with its terms, (ii) all rents and other amounts required to be paid to date under such Leases have been paid, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of Company under any such Lease, and (iv) to the knowledge of Company, there exists no such event or condition which constitutes or would constitute such a default on the part of any of the other parties thereto.

  6.20 Reporting Act Documents. Except as set forth in the Schedule of Compliance, Company has, in all Reporting Act Documents, complied in all Material respects with the reporting and proxy requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder. The information contained in each Reporting Act Document of Company is true and correct in all Material respects as of the date thereof, and no Reporting Act Document contains any untrue statement of a Material fact or omits to state a Material fact required to be stated therein or necessary to make the statements therein not misleading as of the date thereof.

  6.21 Financial Statements. Except as set forth on the Schedule of Financial Statements, the Financial Statements present fairly the consolidated financial position and results or operations and changes in the consolidated financial position of Company at the respective dates and for the respective periods indicated in accordance with generally accepted accounting principles applied on a consistent basis.

  6.22 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against on the Financial Statements or as set forth in the Disclosure Schedules, the Company has no Material liability, whether absolute, accrued, known or unknown, contingent or otherwise, whether due or to become due, including without limitation, liabilities as guarantor under any Guaranty and any liabilities for taxes or other Governmental charges, for any period prior to October 1, 1993, or arising out of any transaction the Company entered into prior to such date or arising out of any state of facts arising prior to such date, other than those incurred in the ordinary course of business, none of which has had, or may be reasonably expected to have, a Material adverse effect on Company.

  6.23   Insurance.  Except as set forth in the Schedule of Insurance:

   6.23.1 (a) Company has maintained insurance with respect to its properties and business against loss or damage. Each insurance policy maintained by Company is in full force and effect, all premiums due thereon having been paid and all provisions of such policy having been complied with.

   6.23.2 Company has not received any notice of any pending or threatened terminations or Material premium increases with respect to such insurance policies.

   6.23.3 Neither Company nor any Subsidiary of Company has failed to give any notice or present any claim under any insurance policy in a due and timely fashion.

   6.23.4 There are no outstanding requirements or recommendations by or made on behalf of any insurance company that issued a policy with respect to any of the properties, assets or business of Company requiring or recommending any equipment or facilities to be installed on or in connection with any of the properties or assets owned or leased by Company.

  6.24 Disclosure. To the best knowledge of Company and Newco neither this Agreement nor any written document, statement, list, schedule, certificate or other instrument referred to herein or delivered by or on behalf of Company in connection with the transactions contemplated hereby contains any untrue statement of a Material fact or omits to state a Material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Company which Materially adversely affects, or in the future is likely to (so far as Company can now reasonably foresee) Materially adversely affect Company or any Plan, other than (a) general economic or business conditions or (b) facts set forth herein or which may be set forth in the Disclosure Schedules referred to herein.

  6.25 Brokers. Company has not incurred or become liable for any commission, fee or other similar payment to any broker in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, except as set forth in Section 7.11.

  6.26 Bank Accounts. Except as set forth in the Schedule of Bank Accounts, there are no bank accounts or safe deposit boxes maintained by the Company or in which its property is held at the date hereof, and (b) there are no Persons authorized to draw thereon or have access thereto.

  6.27   Records  of the  Business.  The books of  account  and other  financial records  of  Company  are  complete  and  correct,  are  maintained  in accordance with usual business practices and comply with all Requirements of Law. Such books and records reflect only valid transactions and all valid transactions required to be reflected on such books and records are reflected upon such books and records.

  6.28 Financials. Company has previously furnished Acquirees a true and complete copy of its Annual Report on Form 10-KSB/A for the year ended December 31, 1997 (the "Company 10-KSB") and a true and complete copy of its Quarterly Report on Form 10QSB for the quarter ended June 30, 1997 (the "Company 10QSB"). The financial statements contained in the 10KSB and the 10QSB have been prepared in conformity with generally accepted accounting principles consistently applied. The balance sheets of Company contained in the 10KSB and the 10-QSB fairly present the financial condition of Company as at the dates thereof, and the related statements of operations of Company contained in the 10KSB and the 10-QSB fairly present the results of operations of Company for the periods ended.

  6.29 Status of Company Common Stock. The shares of Company Common Stock and Preferred Stock to be issued pursuant to this Agreement, when so issued, will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

Section 7.Certain Understandings and Agreements.

   7.1Audit; Form 8-K. On or prior to Closing, and as a condition thereto, ECS and PTI shall deliver to Company audited financial statements conforming to the requirements of the Exchange Act as of and for the year ended December 31, 1996 and the seven months ended July 31, 1997 (the "Audit"). The Audit shall be accompanied by an unqualified opinion of Harlan & Boettger L.L.P., which is an independent accounting firm. Company shall file a current report on Form 8-K within 15 days of the Closing in compliance with the Exchange Act, with the Audit and the pro forma statements required by the Exchange Act, and will otherwise comply with the reporting requirements of the Exchange Act following the Closing.

  7.2 Employment Agreements. On Closing, and as a condition precedent thereto, Newco shall enter into an employment agreement with Shareholder providing for compensation and benefits as are set forth in the Employment Agreement attached as Exhibit 7.2.

  7.3 Option. On Closing, and as a condition precedent thereto, James Pruzin shall transfer and assign to Newco any and all of his rights, if any, to acquire the 25 shares of PTI held by the Meehan family.

  7.4 Tax Reimbursement. Newco and Company acknowledge that ECS and PTI have elected to be taxed under Subchapter S of the Code, and that Shareholder will be personally liable for earnings and profits of ECS and PTI for its fiscal year up to the Closing. Company and Newco acknowledge that ECS and/or PTI have a payable on their books of account for a distribution due to Shareholder for such period in the amount reasonably equal to his personal tax liability, and Company and Newco agree that such payable will be paid to Shareholder by January 1, 1998.

  7.5 Bonus Pool. On or prior to Closing, and as a condition precedent to such Closing, Newco shall establish a five year bonus pool program to be administered by the president of Newco, pursuant to which the key executive officer of Newco shall receive bonus compensation on terms similar to comparable companies.

  7.6 Capital Infusion. On or prior to Closing, the Company shall infuse into Newco no less than $2 million of equity capital, in cash, cash equivalence or securities ("Equity Capital"), which shall be used exclusively by Newco for its working, growth, and expansion capital requirements of Newco, as Mr. Pruzin shall determine appropriate during his employment with Newco. Any securities Equity Capital shall be publicly-traded securities which are freely and immediately saleable without limitation or restriction (excluding only public demand limitations) and traded upon a nationally-recognized securities exchange which for the purposes of this Agreement shall include the Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. The Equity Capital shall remain at all times with Newco until utilized by Newco for its business purposes in accordance with this paragraph and shall not be liened, pledged or encumbered or transferred by the Company or any of its subsidiaries, directors or officers in a manner inconsistent with this paragraph. Any funds obtained from the sale of Equity Capital securities shall be available for exclusive use by Newco in accordance with the terms of this paragraph. In the event the sale of any securities provided to satisfy the Equity Capital requirement are not readily tradable or produce a sale of less than their pro rata amount to produce $2 million of working capital, the Company shall immediately fund such differential to provide Newco the equivalent of the Equity Capital required hereunder. Nothing herein shall require Newco to expend such funds and Newco may retain such funds as Mr. Pruzin deems appropriate to provide its working capital and expansion needs as appropriate.


  7.7 Survival of Representations and Warranties. No representations or warranties of the parties hereto contained in this Agreement, in any exhibit hereto, in the Disclosure Schedules, or in any certificate or document delivered in connection herewith or pursuant hereto, shall survive after the second anniversary of the date of the Closing except (a) as to any matters with respect to which an action at law or in equity shall have been commenced before such date, in which event such survival shall continue until the resolution of such action, or (b) as to any claim by any Person (other than a party to this Agreement, or an Affiliate of any such party) the existence of which breaches a representation or warranty of a party to this Agreement, in which event such survival shall continue until the running of the applicable statute of limitations and any extensions thereof.

  7.8 Indemnity by Shareholder. Subject to Section 7.12, the Shareholder hereby agrees to indemnify, defend and hold harmless the Company and Newco (and their respective directors, officers, employees, Affiliates, successors and assigns), on an after-tax basis, from and against any losses, liabilities, damages, costs or expenses, including, without limitation, interest, penalties and reasonable fees and expenses of counsel (collectively, "Losses"), based upon, arising out of or otherwise resulting from (1) any inaccuracy in any representation or breach of any warranty of Shareholder, ECS or PTI contained in this Agreement or in any schedule or certificate delivered pursuant hereto or thereto or (2) the breach or nonfulfillment of any covenant, agreement or other obligation of Shareholder, ECS or PTI under this Agreement. The obligations of Shareholder, ECS or PTI under this Section 7.8 shall survive for a period of two years from Closing.

  7.9 Indemnity by Company. Subject to Section 7.13, the Company hereby agrees to indemnify, defend and hold harmless the Shareholder (and its affiliates, successors and assigns), on an after-tax basis, from and against any losses, liabilities, damages, costs or expenses, including, without limitation, interest, penalties and reasonable fees and expenses of counsel (collectively, "Losses"), based upon, arising out of or otherwise resulting from (1) any inaccuracy in any representation or breach of any warranty of the Company or Newco contained in this Agreement or in any schedule or certificate delivered pursuant hereto or thereto; or
      (2) the breach or non-fulfillment of any covenant, agreement or other obligation of the Company or Newco under this Agreement; or (3) any breach of Newco's obligation to Fox and Fin Financial Group, L.C. under paragraph 7.11; or (4) Shareholder's beneficial ownership of Anjelo S.A. de C.V. The obligations of the Company under this Section 7.9 shall survive for a period of two years from Closing.

7.10. Tax Treatment. Each party to this Agreement acknowledges that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Code, as amended. The parties agree that they all intend this transaction to be tax-free under the Code and agree to make such amendments to this Agreement as may be necessary to cause it to be tax-free, to the extent possible without altering its economic substance. Company shall apply to the Internal Revenue Service for a change in accounting approval to change the system of accounting utilized by ECS for inventory and asset tax treatment to conform to the accounting system utilized by Company in accordance with the procedure proposed and submitted by Harlan & Boettger, L.L.P. ("Accountants"). The Accountants shall use their best efforts to obtain a satisfactory result for the change in accounting procedure and, Company and Newco shall assist in such process and not take any actions inconsistent therewith.

  7.11 Brokerage Fee. Following Closing, Newco shall be responsible for payment of the brokerage fee to
         Fox and Fin Financial Group, L.C. in full satisfaction of such firm's services in introduction of the parties.

  7.12 Limit of Shareholder Liability. Notwithstanding anything to be contrary in this Agreement, Shareholder's liability for breach of the representations and warranties of Article 5 and under Section 7.8 shall be limited as follows:

       (a)Shareholder will not be liable for the first $900,000 in damages to or indemnification due by Shareholder to
      Company and Newco;

       (b)Shareholder's liability in any event shall be limited in amount equal to the sum of (i) the value of the Series D Convertible Preferred Stock or the shares of Company Common Stock issued on conversion thereof as of the date a claim is made under Sections 5 or 7.8, and (ii) the proceeds to Shareholder from the sale of Series D Convertible Preferred Stock or Company Common Stock issued upon conversion thereof;

       (c)The  recourse  of  Company  and Newco for a breach by  Shareholder  of
      Section 5 or 7.8 shall be limited to the assets  described  in  subsection
      (b) of this Section 7.12;

       (d)Notwithstanding the foregoing, in the event of a claim under Section 5 or 7.8 of this Agreement, Newco and Company do not waive their right to sue for rescission of this Agreement; and

       (e)Notwithstanding Subsections (b) and (c) of this Section 7.12, Company and Newco may make claims under Sections 5 or 7.8 in excess of the limits described in those subsections, but in such event Shareholder shall have the right in his election to a rescission of the Agreement provided that in such rescission Shareholder will agree to repay the $2 million provided by Section 7.6 within one year of the rescission.

  7.13   Guarantees.  Company  agrees  to use its  best  efforts  to  cause  all
         personal   guarantees  of   Shareholder  to  be  canceled  as  soon  as
         practicable following the Closing.

  7.14 NASDAQ, Public Offering. Company shall use its reasonable best efforts to cause its common stock to be listed on the Automated Quotation System of the National Association of Securities Dealers, Inc. ("NASDAQ") within 12 months of closing. Company shall also use its reasonable best efforts to cause Newco to become publicly traded within 18 months of Closing. The Company will not sell majority control of Newco to a third party until the earlier of two years from the Closing or until Newco becomes publicly traded.

  7.15 Anjelo S.A. de C.V. Shareholder, as beneficial owner of all of the capital stock of Anjelo S.A. de C.V.
         shall on request of Newco or Shareholder, to take such actions as may be required to transfer beneficial ownership of such capital stock to Newco or its nominee in a format which minimizes any taxes or other transaction costs.

Section 8.  Conditions to Closing.


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8.01.Conditions  to Obligation of  Shareholder,  ECS and PTI. The obligations of
Shareholder, ECS and PTI under this Agreement shall be subject to each of the following conditions:

   8.01(a)Representations and Warranties of Company and Newco to be True. The representations and warranties of Company and Newco herein contained shall be true in all Material respects at the Closing with the same effect as though made at such time. Company and Newco shall have performed in all Material respects all obligations and complied in all Material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation those described in Sections 7.2, 7.6 and otherwise in
   Section 7 hereof.

   8.01(b)No Legal Proceedings. No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

   8.01(c)Statutory Requirements. All statutory requirements for the valid consummation by Company and Newco of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other Persons required to be obtained in order to permit consummation by Company and Newco of the transactions contemplated by this Agreement, to continue unimpaired in all Material respects immediately following the Closing shall have been obtained.

   8.01(d)Closing Documents. Company and Newco shall have executed and delivered all documents required to be executed and delivered by Company and Newco pursuant to this Agreement.

8.02.Conditions to Obligations of Company. The obligations of Company and Newco under this Agreement shall be subject to the following conditions:

   8.02(a)Representations and Warranties of Shareholder, PTI and ECS to be True. The representations and warranties of Shareholder, PTI and ECS herein contained shall be true in all Material respects as of the Closing, and shall have the same effect as though made at the Closing; Shareholder, PTI and ECS shall have performed in all Material respects all obligations and complied in all Material respects, to its knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing, including without limitation those described in Section 7.

   8.02(b)No Legal Proceedings. No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

   8.02(c)Statutory and Other Requirements. All statutory requirements for the valid consummation by Shareholder, PTI and ECS of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all Governmental agencies and authorities required to be obtained in order to permit consummation by Shareholder, PTI and ECS of the transactions contemplated by this Agreement shall have been obtained.

   8.02(d)Closing Documents. Each of Shareholder, PTI and ECS shall have executed and delivered all documents required to be executed and delivered by PTI, ECS and Shareholder pursuant to this Agreement.

8.03.Termination of Agreement.  Anything herein to the contrary notwithstanding, this Agreement may be
terminated at any time before the Closing as follows and in no other manner;


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   8.03(a)Mutual Consent.  By mutual consent of the parties.

   8.03(b)Expiration Date. By either Company, ECS or PTI if the Closing shall not have taken place by October 31, 1997, which date may be extended by mutual agreement of the parties.

8.04.Payment of Expenses; Waiver of Conditions. In the event that this Agreement shall be terminated pursuant to Section 8.03 all obligations of the parties under this Agreement shall terminate and there shall be no liability of any party to the other. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of counsel. If any of the conditions specified in Section 8.01 hereof has not been satisfied, PTI, ECS and Shareholder may nevertheless at the joint election of PTI, ECS and Shareholder proceed with the transactions contemplated hereby and if any of the conditions specified in Section 8.02 hereof has not been satisfied, Company and Newco may nevertheless at their joint election proceed with the transactions contemplated hereby. In the event that the Closing shall be consummated, each party hereto will pay all of its costs and expenses in connection therewith.

Section 9.General.

  9.1 Successors. Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns. Neither this Agreement, nor any rights herein granted may be assigned, transferred or encumbered by any party.

  9.2 Survival of Representations and Warranties. The respective representations and warranties of Company and Acquiree contained herein shall survive for two years following the Closing.

  9.3 Governing Law. Except where the laws of another jurisdiction are mandatorily applicable, this Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

  9.4 Headings. The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. They do not define, limit, construe or describe the scope or intent of the provision of this Agreement.

  9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed by a party hereto, shall be deemed an original and all of which together shall be deemed one and the same agreement.

  9.6 Reliance Upon Representations and Warranties. Notwithstanding any right of any party hereto to fully to investigate the affairs of any other party, the parties hereto may rely upon the representations, warranties and covenants made to it in this Agreement and on the accuracy of any certificate, any schedule attached hereto (collectively, the "Disclosure Schedules"), exhibit or other document given or delivered to it pursuant to this Agreement. Further, knowledge by an agent of any party hereto of any facts not otherwise disclosed in this Agreement the Disclosure
      Schedules   shall   not   constitute   a   defense   to  any   claim   for
      misrepresentation, breach of any warranty, agreement, or covenant under this Agreement, or the Disclosure Schedules. No representations or warranties have been made by or on behalf of any Person to induce any party to enter into this Agreement or to abide by or consummate the


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



      transactions contemplated by this Agreement, except representations and warranties expressly set forth herein or in the Disclosure Schedules or in any certificate, exhibit or other document delivered in connection with or pursuant to this Agreement. No representations or warranties of any kind have been made by any representative or agent of the parties hereto.

  9.7 Waiver. No purported waiver by any party of any default by any other party of any term, covenant or condition contained herein shall be deemed to be a waiver of such term, covenant or condition unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term, covenant or condition contained herein.

  9.8 Notices. Any consent, waiver, notice, demand, request or other instrument required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered in person or sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed:

      If to Company:                            The Hartcourt Companies, Inc.
                           19104 S. Norwalk Boulevard
                            Artesia, California 90701

      copy to: Jehu Hand, Esq.
                                                                 Hand & Hand
                                              24901 Dana Point Harbor Dr., #200
                                                Dana Point, California 92629

      copy to: American Equities, L.L.C.
                                          11400 Olympic Boulevard, Suite 212
                                                       Los Angeles, CA 90064
                                                        Attn:  Reid Breitman

      If to ECS, PTI
        or Shareholder:James J. Pruzin
                                                 2520 N. Coyote Drive, Suite 110
                                                      Tucson, Arizona  85745

      copy to: Scott W. Gray, Esq.
                                                    Jones, Skelton & Hochuli
                                           2901 N. Central Avenue, Suite 800
                                                     Phoenix, Arizona  85012

  9.9 Entire Agreement. This Agreement, as from time to time amended, together with the schedules attached hereto and any certificate, exhibit or other document given or delivered pursuant hereto, sets forth the entire understanding among the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon any party unless in writing and signed by the party to be charged.



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


  9.10 No Partnership. Nothing contained in this Agreement will be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or partnership or joint venture.

  9.11 Partial Invalidity. If any term, covenant or condition in this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to Persons or circumstances, other than those as to which it is held invalid, shall be unaffected thereby and each term, covenant or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

  9.12 Joint Preparation. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements.





  9.13 Disclosure. Until the Closing, no press releases or other disclosures (except those required by law) shall be made with respect to the transactions contemplated hereunder by either Company or Acquiree without the approval of both parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized officers as of the date and year first above written.

THE HARTCOURT COMPANIES, INC.ELECTRONIC COMPONENTS AND
a Utah corporation                           SYSTEMS, INC.,
                                             an Arizona corporation

By:                                                   By:
Name:Alan V. Phan                                     Name:   James J. Pruzin
Title:President                                    Title:President


PRUZIN TECHNOLOGIES, INC.,      ELECTRONIC COMPONENTS AND
an Arizona corporation                       SYSTEMS, INC., a Nevada corporation

By:                                                   By:
Name:James J. Pruzin                                       Name:    Alan V. Phan
Title:President                        Title:   President


SHAREHOLDER



James J. Pruzin